Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders
On October 21, 2005, a Special Meeting of Shareholders was held for the following purposes: 1) to approve a new Management agreement and
2) to elect Trustees. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.
Item Voted On                    Votes For       Votes Against
New Management Agreement        86,642,088.304      1,384,284.400

Abstentions       Broker Non-Votes
2,112,054.632            2,686,883.000


Election of Trustees1
                                           Authority
Nominees:              Votes For            Withheld         Abstentions
Lee Abraham            363,970,309.421     12,151,009.270    7,498.080
Jane F. Dasher         364,159,098.896     11,962,219.795    7,498.080
Richard E. Hanson, Jr. 364,145,994.128     11,975,324.563    7,498.080
Paul Hardin            364,043,269.081     12,078,049.610    7,498.080
Roderick C. Rasmussen  363,954,362.679     12,166,956.012    7,498.080
John P. Toolan         364,074,892.512     12,046,426.179    7,498.080
R. Jay Gerken          363,907,661.666     12,213,657.025    7,498.080

1 Trustees are elected by the shareholders of all of the series of the Trust of which the Fund is a series.